CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 15, 2011, relating to the financial statements and financial highlights which appear in the October 31, 2011 Annual Report to Shareholders of Schwab Premier Equity Fund and Schwab Core Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Miscellaneous” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

May 30, 2012